Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”), dated as of the 5th day of January, 2010, but effective for all purposes as of the Effective Date as defined below, is entered into by and among RREEF AMERICA REIT III-Z1 LLC, a Delaware limited liability company (“Landlord”) and SOAPSTONE NETWORKS, INCORPORATED, a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant are parties to that certain Lease dated April 2, 2008 (the “Lease”) respecting certain premises located at One Federal Street, Billerica, Massachusetts (as more particularly described in the Lease, the “Premises”); and

WHEREAS, Landlord and Tenant desire to terminate the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, and in consideration of the mutual covenants and agreements hereinafter set forth, Landlord and Tenant agree as follows:

1. Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

2. Termination of Existing Lease and Sublease. Landlord and Tenant hereby terminate the Lease as of the Effective Date. The “Effective Date” is the date upon which Landlord receives the Termination Payment, as defined below.

3. Surrender of Premises. Landlord acknowledges that Tenant has vacated the Premises, except for (a) certain written records of Tenant presently located in Iron Mountain storage boxes; and (b) the personal effects and personally-owned office equipment located in the offices of Mr. William Stuart, President, and Mr. James McMaster, Controller (the “Excluded Personal Property”). Except for the removal of the Excluded Personal Property, which Tenant shall do on or before January 15, 2010, repairing any damage caused thereby, Landlord hereby accepts the Premises in their presently existing condition in full satisfaction of the terms and provisions contained in Article 26 of the Lease. Tenant shall not remove any wiring, fixtures, equipment, furniture or other personal property (other than the Excluded Personal Property) from the Premises. Tenant hereby conveys, transfers, set over, and grants to Landlord all of Tenant’s right, title and interest in and to all furniture, fixtures, equipment and other personal property currently remaining in the Premises other than the Excluded Personal Property (the “Remaining Personal Property”), and simultaneously with its execution and delivery of this Agreement, Tenant has executed and delivered to Landlord a Bill of Sale with respect to the Remaining Personal Property, in the form attached hereto as Exhibit A.

4. Termination Payment. Within three (3) business days following the date upon which this Lease Termination Agreement is executed and delivered by Landlord and Tenant, Tenant shall pay to Landlord, by wire transfer to the account designated in Exhibit B attached hereto, the sum of $3,500,000.00 (the “Termination Payment”). Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled term of the Lease. Landlord acknowledges and agrees that the effectiveness of this Agreement is not conditioned upon Landlord’s entering into any lease or other occupancy agreement for the Premises or any portion thereof covering any period of time subsequent to the date of this Agreement (each, a “New Lease”), and Landlord agrees to be solely responsible for and shall pay in full, without contribution by Tenant, any costs and expenses of any kind or nature which become due in connection with or as a result of any New Lease, including, without limitation, marketing expenses, advertising expenses, free rent or other tenant concessions, broker’s fees and tenant improvement costs. Within one (1) business day after Landlord’s receipt of the Termination Payment, Landlord shall return to Tenant or at Tenant’s direction that certain Irrevocable Standby Letter of Credit No. SVBSF006100 dated December 4, 2009, in the amount of $1,896,206.75 (the “Letter of Credit”), which is currently held by Landlord as an additional Security Deposit.

5. Renewal Option. Tenant’s option to renew the Lease under Article 40 thereof is null and void and of no further effect.

6. Mutual Releases. Conditioned upon and subject to payment by Tenant of the Termination Payment return by Landlord of the Letter of Credit and payment by Landlord to Tenant of the Reconciliation Payment described in Section 11 below, Tenant hereby releases, remises and forever discharges Landlord from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and all claims and liabilities arising out of, connected with or incidental to the Lease or the Premises, and Landlord hereby releases, remises and forever discharges Tenant from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and all claims and liabilities arising out of, connected with or incidental to the Lease or the Premises. Notwithstanding the foregoing, all indemnifications, covenants and agreements given by either party under the terms and provisions contained in the Lease which by their terms survive the termination of the Lease shall survive the termination and are excluded from the releases contained in this Section 6, except each party hereby waives any right to reconcile or otherwise adjust for Taxes or Expenses pursuant to the terms contained in Article 4 of the Lease, with Tenant’s waiver becoming effective only upon receipt by Tenant of the Reconciliation Payment described in Section 11 below.

7. Authority. The individuals executing this Agreement hereby represent and warrant that they are empowered and duly authorized to so execute this Agreement on behalf of the parties they represent, that all required approvals and that this Agreement constitutes the valid and binding obligation of Landlord or Tenant, respectively.

8. Representation of Parties. Each party represents that it has not made any assignment, sublease, transfer, conveyance, or other disposition of the Lease, or interest in the Lease, or any claim, demand, obligation, liability, action, or cause of action arising from the Lease.

9. Attorney’s Fees. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees and costs of suit.

10. Further Assurances. Each party agrees to cooperate with the other and to execute and deliver all such further instruments and documents and do all such further acts and things as such party may be reasonably requested to do from time to time by the other party in order to carry out the provisions and objectives of this Agreement.

11. Waiver of Reconciliation for 2009 Taxes and Expenses. Within three (3) days following the date upon which Tenant removes the Excluded Personal Property from the Premises and repairs any damage caused thereby (but not before January 4, 2010), Landlord shall pay to Tenant the sum of Six Thousand Six Hundred Dollars ($6,600.00) (the “Reconciliation Payment”) in full satisfaction of the reconciliation of Taxes and Expenses for calendar year 2009 that otherwise would have been undertaken pursuant to the terms and provisions contained in Article 4 of the Lease had the Lease not been terminated. Landlord and Tenant acknowledge and agree that the Reconciliation Payment is not a penalty to either party and that it represents a fair and reasonable estimate of the amount which would have been payable to Tenant had a reconciliation been undertaken in accordance with the terms and provisions contained in Article 4 of the Lease.

12. Miscellaneous. This Agreement shall be deemed to have been executed and delivered within and shall be governed by the laws of The Commonwealth of Massachusetts. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each party has cooperated in the drafting and preparation of this Agreement and, therefore, in any construction to be made of this Agreement, the same shall not be construed against either party. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties. To facilitate the execution and delivery of this Agreement, facsimile or other electronic signatures shall have the same force as original ink signatures. This Agreement may not be amended except by a written instrument signed by Landlord and Tenant. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Limitation of Liability. Redress for any claim against Landlord under this Agreement shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building and the rents and profits therefrom, as well as the Letter of Credit. Except for Landlord’s obligations to return the Letter of Credit and make the Reconciliation Payment, the obligations of Landlord under this Agreement are not intended to be and shall not be personally binding on, nor shall any resort be had to any other properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord or Tenant be liable to the other party hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

EXECUTED as of the day and year first above written.

LANDLORD:

RREEF AMERICA REIT III-Z1 LLC a Delaware limited liability company

By:	RREEF AMERICA LLC,
a Delaware limited liability company,
its authorized agent

	By:	/s/ Robert D. Seaman

Name:	Robert D. Seaman
Title:	Vice President — Asset Management

TENANT:

SOAPSTONE NETWORKS INCORPORATED, a Delaware corporation

By:	/s/ William J. Stuart
	Name:	William J. Stuart
	Title:	President

EXHIBIT A

BILL OF SALE

For valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, SOAPSTONE NETWORKS, INC., a Delaware corporation (hereinafter “Tenant”), hereby grants to RREEF AMERICA REIT III-Z1 LLC, a Delaware limited liability company (hereinafter “Landlord”), the following (collectively, the “Personal Property”):

All of Tenant’s right, title and interest (if any) in and to all of the furniture, fixtures, equipment, machines, apparatus, supplies and personal property, of every nature and description, belonging to Tenant and affixed to, attached to, placed upon, within or used exclusively in connection with that certain real estate commonly known as One Federal Street, Billerica, Massachusetts, including, without limitation, any and all wall-to-wall carpeting, loading dock door openers, blinds, window shades, screens, doors, awnings, refrigerators, dishwashers, stoves, microwaves and other appliances, heaters, heating and cooling equipment, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures and antennas.

Notwithstanding the foregoing, excluded from the Personal Property are: (a) certain written records of Tenant presently located in Iron Mountain storage boxes; and (b) the personal effects located in the offices of Mr. William Stuart, President, and Mr. James McMaster, Controller.

This Bill of Sale, and the conveyance contemplated hereby, is made without warranty or representation of any kind, either express or implied, including without limitation any warranties of title, quality, fitness for a particular purpose, or merchantability; without limiting the generality of the foregoing the Personal Property is sold AS IS.

By accepting this Bill of Sale, Landlord acknowledges and agrees that no officer, director, trustee, employee, or representative of Tenant shall ever have any personal liability under this Bill of Sale.

IN WITNESS WHEREOF, Tenant has caused this Bill of Sale to be signed and sealed this 5th day of January, 2010.

SOAPSTONE NETWORKS INCORPORATED,
a Delaware corporation

By:	/s/ William J. Stuart
Name: William J. Stuart
Title: President